Exhibit 99.2

July 1, 2013

ASSET PURCHASE AGREEMENT

by and between

ST ACQUISITIONS, LLC

and

MESA LABORATORIES, INC.

TABLE OF CONTENTS

ARTICLE I Definitions And Usage		1
1.1.	Definitions	1
1.2.	Usage	6
1.3.	Legal Representation of the Parties	6
ARTICLE II Sale and Transfer of Sale Assets; Closing		6
2.1.	Assets To Be Sold	6
2.2.	Excluded Assets	7
2.3.	Consideration	8
2.4.	Liabilities	8
2.5.	Closing	8
2.6.	Closing Obligations	8
2.7.	Customer Deposits	9
2.8.	Holdback	10
ARTICLE III Representations and Warranties of Seller		10
3.1.	Organization and Good Standing	10
3.2.	Enforceability; Authority; No Conflict	10
3.3.	Financial Statements	11
3.4.	Title to Sale Assets	11
3.5.	Inventories and Fixed Assets	11
3.6.	Taxes	11
3.7.	No Material Adverse Change	12
3.8.	Compliance With Legal Requirements	12
3.9.	Legal Proceedings; Orders	12
3.10.	Absence of Certain Changes and Events	12
3.11.	Business Product	12
3.12.	Purchase Orders	13
3.13.	Environmental Matters	13
3.14.	Intellectual Property Assets	13
3.15.	Brokers or Finders	14
3.16.	No Other Representations or Warranties	14
ARTICLE IV Representations And Warranties Of Buyer		14
4.1.	Organization and Good Standing	14
4.2.	Enforceability; Authority; No Conflict	15
4.3.	Certain Proceedings	15
4.4.	Brokers or Finders	15
ARTICLE V Additional Covenants		16
5.1.	Other Tax Payments	16
5.2.	Noncompetition; No-Hire; Confidentiality	16
5.3.	Customer and Other Business Relationships	16
5.4.	Retention of and Access to Records; Confidentiality	16
5.5.	Further Assurances	17
ARTICLE VI Indemnification; Remedies		18
6.1.	Indemnification by Seller and Managing Member	18
6.2.	Indemnification by Buyer	18
6.3.	Indemnity Procedure	19

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6.4.	Survival of Representations and Warranties	20
6.5.	Exclusive Remedy	20
6.6.	Punitive Damages	20
ARTICLE VII General Provisions		21
7.1.	Expenses	21
7.2.	Public Announcements	21
7.3	Notices	21
7.4	Entire Agreement and Modification	21
7.5	Assignments, Successors, and No Third-Party Rights	22
7.6	Severability	22
7.7	Knowledge	22
7.8	Construction	22
7.9	Governing Law; Jurisdiction and Venue	23
7.10	Execution of Agreement	24

Exhibit A	Disclosure Letter to the Asset Purchase Agreement
Exhibit 2.6(a)(i)	Form of Bill of Sale
Exhibit 2.6(a)(ii)	Form of Assignment and Assumption Agreement
Exhibit 2.6(a)(iii)	Form of Transition Services Agreement
Exhibit 2.6(a)(iv)	Form of Assignment of all Intellectual Property Assets
Exhibit 5.2(a)	Form of Noncompetition, Nondisclosure and Nonsolicitation Agreement
Exhibit 5.2(b)	Form of Noncompetition, Nondisclosure and Nonsolicitation Agreement

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is dated as of July 1, 2013, by and between ST Acquisitions, LLC, a Florida limited liability company (“Seller”) on the one side, and Mesa Laboratories, Inc., a Colorado corporation (“Buyer”) on the other.  Michelle Bergeron, the managing and sole member of Seller (“Managing Member”), is a party to this Agreement only with respect to Section 5.2, Article III, and Article VI.  Buyer, Seller and Managing Member are referred to herein collectively as the “Parties” and each individually as a “Party.”

R E C I T A L S:

WHEREAS, Seller is in the business of developing, manufacturing, marketing, distributing, and selling bottle cap torque testing instruments and providing related services (collectively, the “Business Product”) throughout the world (collectively, the “Business”); and

WHEREAS, Seller desires to sell and Buyer desires to purchase certain of the assets held in connection with, necessary for, or material to the Business, subject to Buyer’s assumption of certain liabilities, upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
Definitions And Usage

1.1.                            Definitions.

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Adjustment Factor” — as defined in Section 2.7.

“Affiliate” — with respect to a specified Person, any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person.  For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person,  through the ownership of voting securities or by Contract .

“Agreement” — as defined in the first paragraph of this agreement.

“Announcement” — as defined in Section 7.2.

“Assignment and Assumption Agreement” — as defined in Section 2.6(a)(ii).

“Assumed Liabilities” — as defined in Section 2.4(a).

“Bill of Sale” — as defined in Section 2.6(a)(i).

“Breach” — any breach of any representation or warranty, or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract.

“Business” — as defined in the Recitals of this Agreement.

“Business Day” — any day other than (a) Saturday or Sunday or (b) any other day on which banks in the United States are permitted or required to be closed.

“Business Product” — as defined in the recitals of this Agreement.

“Buyer” — as defined in the first paragraph of this Agreement.

“Buyer’s Closing Documents” — as defined in Section 4.2(a).

“Buyer’s Indemnitees” — as defined in Section 6.1(a).

“Buyer’s Information” — as defined in Section 5.4(c).

“Buyer’s Loss” — as defined in Section 6.1(a).

“Closing” — as defined in Section 2.5.

“Closing Date” — the date on which the Closing actually takes place.

“Closing Payment” — as defined in Section 2.3(a).

“Code” — the Internal Revenue Code of 1986, as amended.

“Consent” — any approval, ratification, waiver or other authorization

“Contemplated Transactions” — all of the transactions contemplated by this Agreement.

“Contract” — any written and legally binding agreement, obligation, promise, or undertaking.

“Current Income Statement Date” — as defined in Section 3.3.

“Customer Deposits” — as defined in Section 2.7.

“Disclosing Party” — as defined in Section 5.4(e).

“Disclosure Letter” — the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement which is attached hereto, made a part hereof and attached as Exhibit A.

“Effective Time” — 8:00 a.m. (EST) on the Closing Date.

“Encumbrance” — any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of first option, right of first refusal, or similar restriction, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” — soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Law” — any Legal Requirement concerning pollution or protection of the Environment, as such requirements are enacted and in effect on the Closing Date.

“Environmental, Health and Safety Liabilities” — any cost, damages, expense, liability, obligation, or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law.

“Excluded Assets” — as defined in Section 2.2.

“Fixed Assets” — as defined in Section 2.1(b).

“Governing Documents” — with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation, or organization of the Person; and (f) any amendment or supplement to any of the foregoing.

“Governmental Body” — any:

(a)                                 nation, state, county, city, town, borough, village, district, or other governmental jurisdiction;

(b)                                 federal, state, local, municipal, foreign, or other government; or

(c)                                  governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal, or other entity exercising governmental or quasi-governmental powers).

“Hazardous Material” — any substance, material or waste that is regulated under an Environmental Law, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste,” or “toxic substance” under any provision of any Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde, and polychlorinated biphenyls.

“Holdback Amount” — as defined in Section 2.3(b).

“Income Statements” —  as defined in Section 3.3.

“Indemnified Party” — as defined in Section 6.3.

“Indemnifying Party” — as defined in Section 6.3.

“Information” — as defined in Section 5.4(e).

“Intellectual Property” — to the extent related to the Business, all of Seller’s right, title and interest in and to, any and all United States and foreign (a) patents, patent applications, and inventions and discoveries that may be patentable; (b) trademarks, service marks, trade names, logos, business and product names, and registrations and applications for registration thereof; (c) copyrights in both published works and unpublished works; (d) trade secrets, confidential or proprietary information or know-how, customer lists, technical information, confidential or proprietary data, and process technology; (e) all proprietary software source code owned by Seller; (f) all of Seller’s rights in internet web sites and internet domain names owned by Seller; and (g) Seller’s rights to dedicated toll-free phone numbers used by Seller in its Business. Notwithstanding the foregoing, Intellectual Property shall exclude all over the counter, off the shelf or click to purchase software.

“Intellectual Property Assets” — as defined in Section 2.1(e).

“Inventories” — all inventories of finished Business Products of Seller, all work in process inventories of Seller exclusively related to the Business, and all raw materials and component parts exclusively related to the Business, all of which is useable in the Ordinary Course of Business.

“Inventory Value” — The Seller’s actual original expenditures for all items in the Inventories as of the Closing.

“IRS” — the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Legal Requirement” — any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, code, regulation, statute, or treaty applicable to Seller’s Business as currently operated.

“Liability” — with respect to any Person, any liability or obligation of such Person of any kind, character or description, known or unknown to such person, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined or determinable whether or not the same is required to be accrued on the financial statements of such Person.

“Litigation” — as defined in Section 6.1(a).

“Managing Member” — as defined in the first paragraph of this Agreement.

“Material Adverse Effect” — any loss, expense, or cost which is materially adverse to the financial condition or results of operations of the Business taken as a whole.

“Occupational Safety and Health Law” — any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act.

“Order” — any  outstanding order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” — any action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a)                                 is consistent in nature, scope, and magnitude with the past practices of such Person and is taken in the ordinary course of the operations of such Person; and

(b)                                 does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority).

“Party” or “Parties” — as defined in the first paragraph of this Agreement.

“Person” — an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, or other entity or a Governmental Body.

“Proceeding” — any  known legal action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative) commenced, brought, conducted, or heard by or before any Governmental Body or arbitrator.

“Purchase Orders” — as defined in Section 2.1(c).

“Purchase Price” — as defined in Section 2.3.

“Record” — information within Seller’s possession that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Representative” — with respect to a particular Person, any director, officer, manager, of that Person.

“Retained Liabilities” — as defined in Section 2.4(b).

“Sale Assets” — as defined in Section 2.1.

“Sale Books and Records” — as defined in Section 2.1(d).

“Seller” — as defined in the first paragraph of this Agreement.

“Seller’s Closing Documents” — as defined in Section 3.2(a).

“Seller’s Indemnitees” — as defined in Section 6.2(a).

“Seller’s Information” — as defined in Section 5.4(d).

“Seller’s Loss” — as defined in Section 6.2(a).

“Tax” — any tax as a result of income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract allocating tax sharing payments.

“Tax Return” — any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party” — a Person that is not a party to this Agreement.

“Third-Party Claim” — any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Transfer Taxes” — as defined in Section 5.1.

“Transition Services Agreement” — as defined in Section 2.6(a)(iii).

“Unadjusted Customer Deposits” — as defined in Section 2.7.

1.2.                            Usage.

(a)                                 Interpretation. In this Agreement, unless a clear contrary intention appears:

(i)                                     the singular number includes the plural number and vice versa;

(ii)                                  reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)                               “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(iv)                              with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(v)                                 references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments attached thereto.

1.3.                            Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

ARTICLE II
Sale and Transfer of Sale Assets; Closing

2.1.                            Assets To Be Sold.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and

Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances, all of Seller’s right, title, and interest in and to all of the following assets to the extent related to the Business (but specifically excluding, without limitation, the Excluded Assets):

(a)                                 all Inventories;

(b)                                 all machinery, equipment, tools, dies, jigs, patterns, trade fixtures, molds, spare parts, marketing collateral material, and tooling including molds and other fixed assets, whether or not capitalized, used in the development, manufacture, packaging, quality control, marketing, distribution, and sale of the Business Product and identified on Part 3.5(b) of the Disclosure Letter (the “Fixed Assets”);

(c)                                  all written and unfulfilled orders entered into in the Ordinary Course of Business for the sale of Business Product or purchase of items for Inventory, and all outstanding written offers made by Seller in the Ordinary Course of Business to enter into any Contract for the sale of Business Product or purchase of items for Inventory and as identified in Part 3.12 of the Disclosure Letter (collectively, the “Purchase Orders”);

(d)                                 all data and Records, including those in electronic format and original Records in written form (except that copies of such Records shall be transferred to the extent that Seller is required by Legal Requirements to retain the originals of such Records), related exclusively to the Business; provided, however, the Records shall exclude all Records required to be maintained as confidential and/or returned to a third Person (the “Sale Books and Records”); and

(e)                                  all Intellectual Property owned or used by Seller and exclusively related to, used in, held for use in connection with, or necessary for the conduct of the Business, including the Intellectual Property listed in Part 3.14(a) of the Disclosure Letter, and as further clarified in Part 3.14(b) of the Disclosure Letter (collectively, the “Intellectual Property Assets”).

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Sale Assets.”

2.2.                            Excluded Assets.

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, all other assets of Seller not specifically identified in Section 2.1 of this Agreement, including, without limitation, all assets not related to the Business (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Sale Assets and shall remain the property of Seller after the Closing.

2.3.                            Consideration.

The consideration for the Sale Assets (the “Purchase Price”) shall be the sum of:

(a) the sum of $1,474,000, plus the Inventory Value, minus the Customer Deposits (the “Closing Payment”) delivered in accordance with Section 2.6(b)(i) of this Agreement;

(b) $100,000 (the “Holdback Amount”) delivered in accordance with Section 2.8 of this Agreement; and

(c) the assumption of the Assumed Liabilities (as defined herein) pursuant to the Assignment and Assumption Agreement by Buyer.

2.4.                            Liabilities.

(a)                                 On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the “Assumed Liabilities”): (i) any Liability under a warranty given by Seller in the Ordinary Course of Business on a Business Product shipped by Seller to a Third Party prior to the Effective Time; (ii) any Liability arising with respect to the Inventory, exclusive of outstanding payments to vendors for Inventory items as of the Closing; and (iii) any Liability under the Purchase Orders (other than any Liability arising under the Purchase Orders out of or relating to a Breach that occurred prior to the Effective Time).

(b)                                 Every liability of Seller other than the Assumed Liabilities shall remain the sole responsibility of and shall be retained, paid, performed, and discharged solely by Seller (“Retained Liabilities”).

2.5.                            Closing.

The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Seller, or at an alternate mutually agreeable location commencing at 10:00 a.m. (local time) but effective as of the Effective Time, on the date that this Agreement is executed by the Parties.  At the Closing, Seller shall deliver to Buyer full actual possession and control of the Sale Assets; provided that Seller may deliver Inventories and Fixed Assets listed in Part 3.5(a) and Part 3.5(b) of the Disclosure Letter at a later date, in accordance with the terms of the Transition Services Agreement (as defined herein).

2.6.                            Closing Obligations.

In addition to any other documents to be delivered under any other provisions of this Agreement, at the Closing:

(a)                                 Seller shall deliver to Buyer:

(i)                                     a bill of sale for all of the Sale Assets that are tangible personal property in the form of Exhibit 2.6(a)(i) attached hereto and made a part hereof  (the “Bill of Sale”) executed by Seller;

(ii)                                  an assignment of all of the Sale Assets that are intangible personal property and Buyer’s undertaking and assumption of the Assumed Liabilities, in the form of Exhibit 2.6(a)(ii)

attached hereto and made a part hereof (the “Assignment and Assumption Agreement”) executed by Seller;

(iii)                               a transition services agreement in the form of Exhibit 2.6(a)(iii) attached hereto and made a part hereof (the “Transition Services Agreement”) executed by Seller;

(iv)                              noncompetition, nondisclosure and nonsolicitation agreements in the form of Exhibit 5.2(a) and Exhibit 5.2(b) attached hereto and made a part hereof executed by Seller and Managing Member;

(v)                                 assignments of all Intellectual Property Assets and separate assignments of all registered trademarks, patents, and copyrights in the form of Exhibit 2.6(a)(iv) attached hereto and made a part hereof (the “Assignment of all Intellectual Property Assets”) executed by Seller;

(vi)                              such other deeds, bills of sale, assignments, Consents to assignments, certificates of title, and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and executed by Seller and, as the case may be, Third Parties; and

(vii)                           the favorable opinion of counsel to Seller and Managing Member, dated as of the Closing Date, confirming, among other things, that the Agreement and the Contemplated Transactions are enforceable in accordance with their terms.

(b)                                 Buyer shall deliver to Seller:

(i)                                     The Closing Payment by wire transfer to an account or accounts specified by Seller to Buyer in a writing;

(ii)                                  the Assignment and Assumption Agreement executed by Buyer;

(iii)                               the Transition Services Agreement executed by Buyer;

(iv)                              the noncompetition, nondisclosure and nonsolicitation agreements executed by Buyer

(v)                                 a certificate of the Secretary of Buyer certifying that all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been approved or taken and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions; and

(vi)                              such other agreements, assignments and other instruments of transfer and assumption as may reasonably be requested by Seller, each in form and substance satisfactory to Seller and executed by Buyer and, as the case may be, Third Parties.

2.7.                            Customer Deposits.

At Closing, Seller shall deliver to Buyer a detailed listing of all unfulfilled Purchase Orders for sale of Business Products, for which Seller has received partial payment, and the total amount of such partial payment (the “Unadjusted Customer Deposits”).  Buyer and Seller shall negotiate in good faith the value by which the Purchase Price should be adjusted in Section 2.3(a) (the “Customer Deposits”) by:

(i) calculating an aggregate adjustment factor by determining the total effort required to complete all of the unfulfilled Purchase Orders (“Adjustment Factor”); and (ii) calculating the Customer Deposits by multiplying the Unadjusted Customer Deposits by the Adjustment Factor.

2.8.                            Holdback.

In order to secure the indemnifications and other obligations of Seller and Managing Member under this Agreement and the Transition Services Agreement, the Holdback Amount, plus interest thereon accruing at a rate of nine tenths of one percent (0.9%) per annum, commencing on the Closing Date, shall be payable to Seller on the one year anniversary date of the Closing Date, provided, however, that the Holdback Amount shall be reduced on a dollar for dollar basis to the extent necessary to satisfy each and every Buyer’s Loss (as defined in Section 6.1(a)) as finally determined in accordance with Article VI hereof, and to satisfy any claims as finally determined to be due to Buyer under the terms of the Transition Services Agreement.

ARTICLE III
Representations and Warranties of Seller

Seller and Managing Member jointly and severally represent and warrant to Buyer as follows:

3.1.                            Organization and Good Standing.

Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida, with full power and authority to conduct the Business as it is now being conducted, to own or use the Sale Assets, and to perform all its obligations under the Purchase Orders.

3.2.                            Enforceability; Authority; No Conflict.

(a)                                 This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms except as such may be limited by bankruptcy, insolvency, moratorium, reorganization, liquidation, conservatorship, receivership, fraudulent transfer or other laws relating to or affecting the enforcement of creditors’ rights, and by general principles of equity.  Upon the execution and delivery by Seller of the Bill of Sale, Assignment and Assumption Agreement, and each other agreement executed and delivered by Seller at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms, except as such may be limited by bankruptcy, insolvency, moratorium, reorganization, liquidation, conservatorship, receivership, fraudulent transfer or other laws relating to or affecting the enforcement of creditors’ rights, and by general principles of equity. Seller has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Seller’s Closing Documents and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action of the members of Seller to the extent required by Florida law.

(b)                                 Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by Seller will, directly or indirectly (with or without notice or lapse of time):

(i)                                     Breach any provision of any of the Governing Documents of Seller;

(ii)                                  Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or any of the Sale Assets may be subject as a result of the contemplated Transactions;

(iii)                               Result in the imposition or creation of any Encumbrance upon or with respect to any of the Sale Assets.

(c)                                  Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3.                            Financial Statements.

Seller has delivered to Buyer unaudited pro forma statements (the “Income Statements”) showing sales volume, cost of goods sold, and operating expenses of the Business for each of the years ended December 31, 2010, 2011, and 2012, along with the 5-month period ended May 31, 2013 (the “Current Income Statement Date”).  The Income Statements were prepared from and are in accordance with the accounting Records of Seller and Seller’s accounting methods and policies consistently applied, are true and correct in all material respects and accurately reflect in all material respects the results of operations of Seller for the respective periods presented.

3.4.                            Title to Sale Assets.

Seller owns good and transferable title to, or a valid transferable leasehold interest in, the Sale Assets, free and clear of any Encumbrances.

3.5.                            Inventories and Fixed Assets.

(a)                                 Part 3.5(a) of the Disclosure Letter contains a list of the Inventories as of the Closing Date prepared from the business and accounting Records of Seller.  All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable in the Ordinary Course of Business. All of the Inventories are valued consistently with Seller’s past practices and in accordance with Seller’s accounting methods and policies.

(b)                                 Part 3.5(b) of the Disclosure Letter contains a list of all the Fixed Assets as of the Closing Date.

3.6.                            Taxes.

(a)                                 Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports related to the Business that are or were required to be filed pursuant to applicable Legal Requirements.  Seller has paid, or made provision for the payment of, all Taxes related to the Business that have or may become due for all periods covered by such Tax Returns, or pursuant to any assessment received by Seller.  There are no Encumbrances on any of the Sale Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)                                 All Taxes related to the Business that Seller is or was required by Legal Requirements to withhold, deduct, or collect have been duly withheld, deducted, and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

3.7.                            No Material Adverse Change.

Since the Current Income Statement Date, there has not been any (a) material adverse change in the operations, assets, results of operations, or financial condition of the Business, and no event has occurred or circumstance exists that may result in such a material adverse change, or (b) change in Seller’s accounting methods or policies applicable to the Business.

3.8.                            Compliance With Legal Requirements.

To Seller’s knowledge, (i) Seller is, and at all times since January 1, 2010, has been in compliance with each Legal Requirement that is applicable to the conduct or operation of the Business or the ownership or use of any of the Sale Assets; and (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement relating to Seller’s operation of the Business.

3.9.                            Legal Proceedings; Orders.

(a)                                 There is no pending or, to Seller’s knowledge, threatened, Proceeding:

(i)                                     by or against Seller that relates to the Business, or any of the Sale Assets; or

(ii)                                  that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise materially interfering with, any of the Contemplated Transactions.

(b)                                 To Seller’s knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or the commencement of any such Proceeding.

(c)                                  There is no Order to which the Business or any of the Sale Assets is subject.

3.10.                     Absence of Certain Changes and Events.

Since the Current Income Statement Date, Seller has conducted the Business only in the Ordinary Course of Business and there has not been any:

(a)                                 material damage to or destruction or loss of any Sale Asset, whether or not covered by insurance;

(b)                                 sale (other than sales of Inventories in the Ordinary Course of Business), lease, or other disposition of any Sale Asset or the creation of any Encumbrance on any Sale Asset; or

(c)                                  Contract by Seller to do any of the foregoing.

3.11.                     Business Product.

(a)                                 Seller has made available to Buyer copies of all standard warranty terms and conditions for Business Product.

(b)                                 Seller has not received any notice with respect to any Business Product alleging that there exists any material design defect, manufacturing defect, failure to warn, negligence, product liability or failure to meet specifications applicable to that Business Product, other than questions and inquiries in the Ordinary Course of Business.

3.12.                     Purchase Orders.

Part 3.12 of the Disclosure Letter contains a complete listing of all Purchase Orders of the Business.  Each Purchase Order was entered into in the Ordinary Course of Business for the sale of Business Product or purchase of Inventory items, and each such Purchase Order relates exclusively to the Business and involves performance of services or delivery of goods or materials by or to Seller for use in the Business. There exists no material default or breach on the part of Seller or any other party to any Purchase Order, and Seller has not given or received any written notice of any actual or alleged violation, breach or default under any Purchase Order and there is no current material dispute between Seller and any other party to any Purchase Order regarding Seller’s or such other party’s performance under any such Purchase Order.

3.13.                     Environmental Matters.

(a)                                 Seller is in compliance with, and is not in violation of or liable under, any Environmental Law related to its operation of the Business, except for such non-compliance, violation, or liability that would not reasonably be expected to have, either singly or in the aggregate, a Material Adverse Effect.  Seller has not received any notice from any Governmental Body or private citizen acting in the public interest of any violation or failure to comply with any Environmental Law related to its operation of the Business.

(b)                                 There are no pending or threatened, claims, Encumbrances, or other violation of any restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law relating to Seller’s operation of the Business.

(c)                                  Seller has delivered to Buyer true and complete copies and results of all reports, studies, analyses, tests, or monitoring, possessed or initiated by Seller pertaining to Hazardous Materials primarily related to Seller’s operation of the Business, or concerning compliance by Seller with Environmental Laws primarily related to its operation of the Business.

3.14.                     Intellectual Property Assets.

(a)                                 Part 3.14(a) of the Disclosure Letter contains a complete and correct list of all of the Intellectual Property Assets owned by Seller that are registered or applied for with the United States Patent and Trademark Office.  Seller owns, or possesses the royalty free licenses from Third Parties to use, all Intellectual Property necessary for the conduct of the Business as it is currently conducted.

(b)                                 Part 3.14(b) of the Disclosure Letter further defines the Business Products that are associated with the Intellectual Property Assets.

(c)                                  The Intellectual Property Assets that are owned by Seller reserve to Seller the exclusive rights to employ such Intellectual Property Assets to make, have made, use, sell, and have sold the Business Products.

(d)                                 The Intellectual Property Assets that are licensed to Seller from Third Parties, if any, grant to Seller the transferable rights to employ such Intellectual Property Assets to make, have made, use, sell, and have sold the Business Product.

(e)                                  To Seller’s knowledge, there is no unauthorized use, infringement, or misappropriation by any Third Party of any Intellectual Property Asset.

(f)                                   To Seller’s knowledge, neither the conduct of the Business nor the manufacture, use, or sale of any Business Product infringes upon any Intellectual Property of any Third Party.  Seller has not received notice of a claim, or threat of claim, made to Seller, that (i) the conduct of the Business or the manufacture, use, or sale of any Business Product infringes upon any Intellectual Property of any Third Party, (ii) contests the validity, ownership, or right to use, sell, license, or otherwise dispose of any Intellectual Property Asset, or (iii) seeks to or could restrict, prevent, or otherwise interfere with the continued use, enhancement, or exploitation of the Intellectual Property Assets.

3.15.                     Brokers or Finders.

Neither Seller nor any of its Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Business or the Sale Assets or the Contemplated Transactions.

3.16.                     No Other Representations or Warranties.

Seller does not make any representations or warranties relating to the Sale Assets or the Business in connection with the Contemplated Transactions other than those expressly set forth in this Agreement.  Without limiting the generality of the foregoing, Buyer hereby acknowledges that, except as otherwise specifically provided in this Agreement, neither Seller, nor any of its members, employees, or agents, has made any warranty regarding the physical condition of the Sale Assets, including, but not limited to, any warranty of merchantability or warranty of suitability for a particular purpose, and Seller hereby disclaims the implied warranty of merchantability, the implied warranty of suitability for a particular purpose, and all express or implied warranties related to the quality of or otherwise relating to the physical condition of the Sale Assets.  Moreover, Buyer acknowledges that neither Seller, Managing Member, nor any agent, representative or employee of Seller has made any representations or warranties regarding the future success or profitability of the Business.

ARTICLE IV
Representations And Warranties Of Buyer

Buyer represents and warrants to Seller as follows:

4.1.                            Organization and Good Standing.

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado, with full corporate power and authority to conduct its business as it is now conducted.

4.2.                            Enforceability; Authority; No Conflict.

(a)                                 This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such may be limited by bankruptcy, insolvency, moratorium, reorganization, liquidation, conservatorship, receivership, fraudulent transfer or other laws relating to or affecting the enforcement of creditors’ rights, and by general principles of equity. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement and each other agreement to be executed and delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as such may be limited by bankruptcy, insolvency, moratorium, reorganization, liquidation, conservatorship, receivership, fraudulent transfer or other laws relating to or affecting the enforcement of creditors’ rights, and by general principles of equity. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b)                                 Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)                                     any provision of Buyer’s Governing Documents;

(ii)                                  any resolution adopted by the board of directors or the shareholders of Buyer;

(iii)                               any Legal Requirement or Order to which Buyer may be subject; or

(iv)                              any Contract to which Buyer is a party or by which Buyer may be bound.

(c)                              Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3.                            Certain Proceedings.

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. No event has occurred or, to Buyer’s knowledge, circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.

4.4.                            Brokers or Finders.

Neither Buyer nor any of its Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

ARTICLE V

Additional Covenants

5.1.                            Other Tax Payments.

All transfer, sales, use, stamp, recording, and other similar Taxes and fees, including penalties and interest, arising out of or in connection with the transfer of the Sale Assets to Buyer (the “Transfer Taxes”) shall be paid when due by Buyer.  Buyer, at its expense, shall file all necessary documentation and returns with respect to any applicable Transfer Tax.

5.2.                            Noncompetition; No-Hire; Confidentiality.

As an inducement to Buyer to enter into this Agreement, in partial consideration of the Purchase Price and as a condition to the Contemplated Transactions, Seller and Managing Member, along with other Parties, have entered into noncompetition; no-hire; and confidentiality agreements in the forms of Exhibit 5.2(a) and Exhibit 5.2(b) attached hereto and made a part hereof.

5.3.                            Customer and Other Business Relationships.

During the term of the Transition Services Agreement, Seller shall cooperate with Buyer in Buyer’s efforts to continue and maintain for the benefit of Buyer those business relationships of the Business existing prior to the Closing, including relationships with regulatory authorities, licensors, customers, and suppliers.  In addition, Seller shall refer to Buyer all inquiries relating to the Business for a period of five (5) years following Closing.

5.4.                            Retention of and Access to Records; Confidentiality.

(a)                                 From and after the Closing until the expiration of three (3) years after the Closing Date, Seller shall upon reasonable request from Buyer make available and permit Buyer and its Representatives and agents to inspect and copy any books and records which relate to the Business as previously conducted by Seller; provided, however, that (i) all such inspection, copying, and assistance shall be at Seller’s place of business at reasonable times and upon reasonable notice, and conducted in a matter as to not interfere with Seller’s business, (ii) all such inspection, copying, and assistance shall be at the sole cost and expense of Buyer, and (iii) Buyer and Seller shall treat all such records and information and the contents thereof as confidential in accordance with Sections 5.4 (c), (d) and (e) hereof.

(b)                                 From and after the Closing until the expiration of three (3) years after the Closing Date, Buyer shall upon reasonable request from Seller make available and permit Seller and its Representatives and agents to inspect and copy any books and records which relate to the Business as previously conducted by Seller; provided, however, that (i) all such inspection, copying, and assistance shall be at Buyer’s place of business at reasonable times and upon reasonable notice, and conducted in a matter as to not interfere with Buyer’s business, (ii) all such inspection, copying, and assistance shall be at the sole cost and expense of Seller, and (iii) Buyer and Seller shall treat all such records and information and the contents thereof as confidential in accordance with Sections 5.4 (c), (d) and (e) hereof.

(c)                                  Seller shall (i) treat as confidential all information included in the Intellectual Property Assets and the Sale Books and Records, all other information which is proprietary or confidential to the Business, and all information regarding the Contemplated Transactions (the “Buyer’s Information”), (ii) use the Buyer’s Information only as necessary for Seller to perform its obligations under this Agreement, Seller’s Closing Documents, and the Contemplated Transactions, and (iii) take appropriate precautions to prevent access to or use of the Buyer’s Information except as expressly contemplated under this Section 5.4; provided, however, that the Buyer’s Information shall not include information which is or becomes publicly known through no fault of Seller or any of its employees or Representatives.

(d)                                 Buyer shall (i) treat as confidential all information which is proprietary or confidential to the Seller that is not part of the Business that Buyer may learn as a result of the Contemplated Transactions, and all information regarding the Contemplated Transactions, including, but not limited to, Records not related to the Business which may be delivered to Buyer before or after the Closing (the “Seller’s Information”), (ii) use the Seller’s Information only as necessary for Buyer to perform its obligations under this Agreement, Buyer’s Closing Documents, and the Contemplated Transactions, and (iii) take appropriate precautions to prevent access to or use of the Seller’s Information except as expressly contemplated under this Section 5.4; provided, however, that the Seller’s Information shall not include information which is or becomes publicly known through no fault of Buyer or any of its employees or Representatives. Buyer shall immediately return to Seller the portion of the Seller’s Information not related to the Business to the extent practicable.

(e)                                  In the event that either Party (the “Disclosing Party”) is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Seller’s Information or the Buyer’s Information, as the case may be (the “Information”), then the Disclosing Party shall first and promptly notify the other Party so that the other Party may seek a protective order or other appropriate remedy, which the other Party shall seek promptly thereafter if it elects to seek such protection.  In the event that such protective order or remedy is obtained, the Disclosing Party shall comply therewith and shall only disclose such Information which it is advised in writing by counsel is legally required to be disclosed.  In the event that no such protective order or other remedy is obtained, the Disclosing Party shall furnish only that portion of the Information which it is advised in writing by counsel is legally required to be disclosed and the Disclosing Party shall use all reasonable efforts to obtain reliable assurance that the Information will be subject to appropriate confidentiality protections.

5.5.                            Further Assurances.

The Parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information reasonably requested; (b) execute and deliver to each other such other  reasonably requested documents; and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

ARTICLE VI

Indemnification; Remedies

6.1.         Indemnification by Seller and Managing Member.

(a)           Seller and Managing Member, jointly and severally, agree to indemnify and hold harmless Buyer and each of Buyer’s current directors and officers (“Buyer’s Indemnitees”) from and against any direct loss, claim, liability, cost, expense or other damages (including reasonable legal fees and expenses) (a “Buyer’s Loss”) which is caused by or arises out of: (a) any breach or default in the performance by Seller or Managing Member of any covenant or agreement made by Seller or Managing Member in this Agreement; (b) any breach of any representation or warranty made by Seller or Managing Member in this Agreement; and (c) any and all legal actions, suits, investigations, claims or proceedings (“Litigation”) arising on account to any of the foregoing (except arising on account of Seller’s or Managing Member’s enforcement of their rights hereunder).

(b)           Notwithstanding anything contained herein to the contrary, Buyer’s Indemnitees shall not be entitled to indemnification for a Buyer’s Loss under the provisions of Section 6.1 hereof, unless (i) such claim for indemnification is delivered to Seller prior to expiration of the indemnification obligations set forth in Section 6.4 hereof; and (ii) the aggregate amount of all Buyer’s Losses under this Section 6.1 shall have exceeded $10,000, in which event Buyer shall be entitled to such indemnification from Seller and Managing Member for all Buyer’s Losses; provided that the amount of any Buyer’s Loss for which indemnification is provided under Section 6.1 hereof shall be net of any amounts recovered by Buyer under insurance policies with respect to such Buyer’s Loss.  Buyer shall in a timely fashion submit a claim to its insurance carrier with respect to any Buyer’s Loss for which Seller or Managing Member is obligated to provide indemnification to Buyer hereunder.  The aggregate indemnification obligations of Seller and Managing Member shall not exceed an amount equal to one million two hundred thousand dollars ($1,200,000).

6.2.         Indemnification by Buyer.

(a)           Buyer agrees to indemnify and hold harmless Seller and Managing Member (the “Seller’s Indemnitees”) from and against any loss, claim, liability, cost, expense or other damages (including reasonable legal fees and expenses) (a “Seller’s Loss”) which is caused by or arises out of: (a) any breach or default in the performance by Buyer of any covenant or agreement made by Buyer in this Agreement; (b) any breach of any representation or warranty made by Buyer in this Agreement; (c) any and all Litigation incident to any of the foregoing (except arising on account of Buyer’s enforcement of its rights hereunder); and (d) the Assumed Liabilities.

(b)           Notwithstanding anything contained herein to the contrary, Seller’s Indemnitees shall not be entitled to indemnification from Buyer for a Seller’s Loss under the provisions of Section 6.2 hereof, unless (i) such claim for indemnification is delivered to Buyer prior to expiration of the indemnification obligations set forth in Section 6.4 hereof; and (ii) the aggregate amount of all Seller’s Losses under this Section 6.2 shall have exceeded $10,000, in which event Seller shall be entitled to such indemnification from Buyer for all of Seller’s Loss, except in the event of Buyer’s non-payment of amounts due to Seller or Managing Member pursuant to this Agreement, including but not limited to the payment of the Purchase Price, the Holdback Amount (as finally calculated), in which case the Seller and Managing Member shall be entitled to all Seller’s Losses; provided, that the amount of any Seller’s Loss for which indemnification is provided under Section 6.2 hereof shall be net of any amounts recovered by Seller under insurance policies with respect to such Seller’s Loss.  Seller shall in a timely fashion submit a claim to its insurance carrier with respect to any Seller’s Loss from Buyer for which Buyer is obligated to provide indemnification to Seller hereunder.  The aggregate indemnification obligations of Buyer shall not exceed an amount equal to one million two hundred thousand dollars ($1,200,000).

6.3.         Indemnity Procedure.

A Party or Parties hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the “Indemnifying Party” and the other Party or Parties claiming indemnity is referred to as the “Indemnified Party”.

(a)           An Indemnified Party under this Agreement shall, with respect to claims asserted against such Party by any Third Party, give written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement within ten (10) calendar days of the receipt of any written claim from any such Third Party, but not later than twenty (20) days prior to the date any answer or responsive pleading is due, and with respect to other matters for which the Indemnified Party may seek indemnification, give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are prejudiced.

(b)           The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving written notice to the Indemnified Party at least ten (10) days prior to the time when an answer or other responsive pleading or notice with respect thereto is required.  If the Indemnifying Party makes such election, it may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party’s approval of such counsel, which approval shall not be unreasonably withheld, conditioned or delayed), shall be solely responsible for the expenses of such defense and shall be bound by the results of its defense or settlement of the claim.  The Indemnifying Party shall not settle any such claim without prior notice to and consultation with the Indemnified Party, and no such settlement involving any equitable relief or which might have a material adverse effect on the Indemnified Party may be agreed to without the written Consent of the Indemnified Party (which Consent shall not be unreasonably withheld, conditioned or delayed).  So long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party may pay or settle such claim only at its own expense and the Indemnifying Party will not be responsible for the fees of separate legal counsel to the Indemnified Party.  If the Indemnifying Party does not make such election, or having made such election does not, in the reasonable opinion of the Indemnified Party, proceed diligently to defend such claim, then the Indemnified Party may (after written notice to the Indemnifying Party), at the expense of the Indemnifying Party, elect to take over the defense of and proceed to handle such claim in its reasonable discretion and the Indemnifying Party shall be bound by any reasonable costs and expenses of defense or settlement that the Indemnified Party may make in good faith with respect to such claim.  In connection therewith, the Indemnifying Party will fully cooperate with the Indemnified Party should the Indemnified Party elect to take over the defense of any such claim.

(c)           The Parties agree to cooperate in defending any claims for indemnification and, subject to appropriate confidentiality covenants, the Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to any matter for which indemnification is sought hereunder; and the Parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof.

(d)           With regard to claims of Third Parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earliest to occur of:  (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; or (iii) a settlement of the claim.  Notwithstanding the foregoing, if the Indemnifying Party elected not to take over the defense or settlement of a claim by a Third Party and the Indemnified Party is pursuing the defense or settlement of such claim and provided that there is no dispute as to the applicability of indemnification, the reasonable expenses of counsel to the Indemnified Party shall be reimbursed by the Indemnifying Party if such expenses are a liability of the Indemnifying Party.  With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly following final determination by the Indemnifying Party upon demand by the Indemnified Party.

6.4.         Survival of Representations and Warranties.

The representations and warranties of each Party contained in this Agreement shall survive for a period of one (1) year following the Closing Date, except for claims for which written notice has been provided in accordance with Section 6.3 prior to the expiration of the one (1) year period and that are then pending; provided, however, that the representations and warranties involving Environmental matters shall survive for a period of three (3) years from the Closing Date.  Any claim for indemnity under Sections 6.1(a) or 6.2(a) shall be asserted in writing specifying in reasonable details the nature and scope of such breach on or before such date.

6.5.         Exclusive Remedy.

Buyer, Seller and Managing Member hereby acknowledge and agree that, from and after the Effective Time, their sole remedy with respect to any and all claims arising under this Agreement, respectively, shall be pursuant to the indemnification provisions set forth in this Article VI; provided, however, that in addition to such remedies (a) Buyer shall be entitled to temporary, preliminary and or permanent injunctive relief to enforce the provisions of Section 6.1 hereof, and (b) each Party shall be entitled to all available remedies for fraud by the other Party for a period of one (1) year from the Closing Date.  In furtherance of the foregoing, Buyer and Seller on behalf of themselves and each of their respective Affiliates hereby waive, from and after the Effective Time, to the fullest extent permitted by law, any and all other rights, claims, and causes of action (other than remedies available to each Party for fraud by the other Party) they may have against the other Party or its shareholders, members, officers, directors, employees, agents, representatives, or Affiliates relating to any Breach of any representation or warranty or covenant or obligation in this Agreement.

6.6.         Punitive Damages.

Notwithstanding any other provision of this Agreement to the contrary, none of Seller, Managing Member or Buyer shall be required to indemnify, hold harmless, or otherwise protect the other parties or any of the respective Affiliates for punitive, consequential or incidental damages.

ARTICLE VII

General Provisions

7.1.         Expenses.

Except as otherwise provided in this Agreement, each Party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives.

7.2.         Public Announcements.

Any public announcement, press release, or similar publicity with respect to this Agreement or the Contemplated Transactions (an “Announcement”) will be issued, if at all, at such time and in such manner as the Parties may mutually agree upon in writing; provided, however, that Buyer may issue any press release or make other disclosure to the extent required by applicable law or the rules of the Nasdaq Stock Market.

7.3       Notices.

All notices, Consents, waivers, and other communications required or permitted by this Agreement shall be in writing, delivered via facsimile or recognized overnight courier service, to the attention of the person designated below (or to such other address, facsimile number, or person as a Party may designate by notice to the other Party).

If to Buyer	With Copy to
Mesa Laboratories, Inc.	Andrew N. Bernstein, P.C.
12100 W. 6th Ave	8101 East Prentice Avenue, Suite 890
Lakewood, CO 80228	Greenwood Village, Colorado 80111
Attn: President and CEO	Attn: Andrew N. Bernstein, Esq.
Fax No.: (303) 987-8989	Fax No. 303-770-7332

If to Seller or Managing Member	With Copy to
ST Acquisitions, LLC	Livingston, Patterson, Strickland & Siegel, P.A.
1701 Desoto Road	46 N. Washington Blvd., Suite 1
Sarasota, Florida 34234	Sarasota, Florida 34236
Attn: Michelle Bergeron	Attn: Michael E. Siegel, Esq.
Fax No. 941-xxx-xxxx	Fax No. 941-366-0826

7.4       Entire Agreement and Modification.

This Agreement supersedes all prior agreements and understandings, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent between Buyer and Seller) and constitutes (along with the Disclosure Letter, Exhibits, Seller Closing Documents, and Buyer Closing Documents) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Parties (and Managing Member to the extent that such amendment, supplement or modification affects the rights and obligations of Managing Member).

7.5       Assignments, Successors, and No Third-Party Rights.

No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written Consent of the other Party; provided, however, that Buyer may assign its rights and delegate its obligations under this Agreement upon fifteen (15) business days prior written notice but without the prior written Consent of Seller if (a) such assignment and delegation is made in connection with a sale of substantially all of Buyer’s assets used in the Business as conducted by Buyer after the Closing, and (b) the assignee and Buyer agrees to be bound by and to assume, and shall be jointly and severally liable for, all the liabilities and obligations of all of the terms and conditions of this Agreement.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 7.5.

7.6       Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.7       Knowledge.

Any reference herein to “Seller’s knowledge”, or to any matter “to the knowledge of Seller”, “known to Seller” or any variation of the foregoing, shall mean the actual, current conscious awareness of the Managing Member of Seller of the existence or absence of any facts which would contradict the representation or warranty at issue.

Any reference herein to “Buyer’s knowledge”, or to any matter “to the knowledge of Buyer”, “known to Buyer” or any variation of the foregoing, shall mean the actual current conscious awareness of the executive officers of the Buyer of the existence or absence of any facts which would contradict the representation or warranty at issue.

7.8       Construction.

The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections,” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter. The Parties hereby agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

7.9       Governing Law; Jurisdiction and Venue.

This Agreement will be governed by and construed under the laws of the State of Colorado, without regard to its conflicts of laws principles thereof.  This Agreement shall be subject to the exclusive jurisdiction of the courts of the State of Colorado.  The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of Colorado by virtue of a failure to perform an act required to be performed in the State of Colorado and irrevocably and expressly agree to submit to the exclusive jurisdiction of the courts of the State of Colorado for the purpose of resolving any disputes among the parties relating to this Agreement or the Contemplated Transactions.  The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in the State of Colorado, and further irrevocably waive any claim that any suit, action or proceeding brought in the State of Colorado has been brought in an inconvenient forum.

7.10        Execution of Agreement.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or email transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or email transmission shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“SELLER”

ST ACQUISITIONS, LLC

By:	/s/ Michelle Bergeron
Michelle Bergeron
Managing Member

“MANAGING MEMBER”
Solely with respect to Article III, Section 5.2 and Article VI:

/s/ Michelle Bergeron
Michelle Bergeron

“BUYER”

MESA LABORATORIES, INC.

By:	/s/ John J. Sullivan
John J. Sullivan
President and Chief Executive Officer

****Signature Page of Asset Purchase Agreement****